ACCOUNTANTS' CONSENT


To the Stockholders
T. Rowe Price Renaissance Fund, Ltd.,
A Sales-Commission-Free Real Estate Investment:

We consent to incorporation by reference in the registration statement (No. 33-66140) on Form S-3 of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment of our report dated January 24, 1997, relating to the consolidated balance sheets of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and its consolidated partnership as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and to the reference to our firm under the heading "Experts" in the prospectus, which is a part of the registration statement.





Chicago, Illinois
March 26, 1997

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